Exhibit 10.40
SEVERANCE AGREEMENT AND GENERAL RELEASE
     THIS SEVERANCE AGREEMENT AND GENERAL RELEASE (“Release Agreement”) is executed by David Natan (the “Executive”) pursuant to Section 6 of the Employment Agreement dated as of January 10, 2007 by and between PharmaNet Development Group, Inc., a Delaware corporation (the “Company”) and the Executive (the “Employment Agreement”).
     WHEREAS, the Executive’s employment with the Company has been terminated effective November 21, 2007 (the “Effective Date of Termination”);
     WHEREAS, the Executive has had 21 days to consider this Release Agreement, and 7 days to revoke after signing;
     WHEREAS, the Company has advised the Executive in writing, through this Release Agreement, to consult with an attorney before signing this Release Agreement, and Executive has done so with Charles Freiburger, Esq., his counsel of choice;
     WHEREAS, the Executive acknowledges that the consideration to be provided to the Executive under this Release Agreement is sufficient to support all promises contained herein; and
     WHEREAS, the Executive understands that the Company regards the representations and covenants by the Executive in the Employment Agreement and this Release Agreement as material and that the Company is relying on such representations and covenants in paying amounts to the Executive pursuant to the Employment Agreement and this Release Agreement.
THE EXECUTIVE THEREFORE AGREES AS FOLLOWS:
     1. The Executive shall receive the payments and benefits set forth in Section 6(c) of the Employment Agreement in accordance with the terms and subject to the conditions thereof, and those set forth herein, except that the provisions of Section 6 shall be modified as follows:
          (a) Executive’s execution of this Release Agreement shall signify his certification that he has complied with his obligations under the Employment Agreement and acknowledges his continuing obligations under the Employment Agreement. Executive further certifies that he has returned any and all documents, data, materials and other property of Company that he has ever had in his possession, custody, or control. Executive shall be permitted to purchase the laptop computer and printer owned by the Company and used by the Executive prior to the Effective Date of Termination for the fair market value of three hundred dollars ($300); provided, however, that all proprietary materials of the Company and software (including licensed software) shall be removed from the computer. Executive’s execution of this Release Agreement shall be deemed sufficient to satisfy the requirements of Section 6(b)(i)(a), (b), and (c) of the Employment Agreement.
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          (b) Section 6(c)(i) of the Employment Agreement is modified as follows: “In lieu of any further salary payments to the Executive for periods subsequent to the Effective Date of Termination, the Company shall cause an aggregate severance payment to be made to the Executive, in cash, equal to two (2) times such Executive’s Annual Base Salary (the “Cash Severance Payment”), and payable in forty-eight (48) equal bi-monthly installments in accordance with the Company’s normal pay roll practices commencing with the Company’s first pay roll period in the month following the Executive’s “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A of the Internal Revenue Code) in accordance with Section 6(f), or such later date required by Section 6(g) hereof, subject to the Executive’s execution of an effective release.”
          (c) Section 6(c)(ii) of the Employment Agreement is modified as follows: “For a twenty-four (24) month period after the Effective Date of Termination, the Executive shall receive life, disability, accident and health insurance coverage that is substantially similar to that which the Executive is receiving immediately prior to the Effective Date of Termination; provided, however, that in order to receive continued health coverage, the Executive shall be required to pay to the Company at the same time that premium payments are due for the month an amount equal to the full monthly premium payments required for such health coverage and the Company shall reimburse to the Executive the amount of such monthly premium, less the amount that the Executive was required to pay for such health coverage immediately prior to the Effective Date of Termination (the “Health Payment”), no later than five (5) days following the date the premium for the month is paid by the Executive. In addition, on each date on which the Health Payments are made, subject to subparagraph 6(g), the Company shall pay to the Executive an additional amount equal to the federal, state and local income and payroll taxes that the Executive incurs on each monthly Health Payment (the “Health Gross-up Payment”). The Health Payment paid to the Executive during the period of time during which the Executive would be entitled to continuation coverage under the Company’s group health plan pursuant to Code Section 4980B (or any replacement or successor provision of the United States tax law) if the Executive elected such coverage and paid the applicable premiums is intended to qualify for the exception from deferred compensation as a medical benefit provided in accordance with the requirements of Treas. Reg. §1.409A-1(b)(9)(v)(B). The Health Payment, the Health Gross-up Payment, and any taxable medical benefits paid or provided hereunder shall be reimbursed to Executive in a manner that complies with the requirements of Treas. Reg. §1.409A-3(i)(1)(iv). The COBRA health care continuation coverage period under section 4980B of the Code shall run concurrently with the foregoing 24-month period.”
          (d) As of the date of Executive’s execution of this Release Agreement, the Executive has seven (7) unused vacation days. The Executive shall be permitted to use these vacation days prior to the Effective Date of Termination. To the extent that the Executive is unable to use any of these vacation days prior to the Effective Date of Termination due to work assigned to him by the Company, the Company shall compensate the Executive for all unused vacation days at the daily rate of pay for Executive’s Annual Base Salary, which payment will be made simultaneously at the time the first payment is made to Executive under Section 1(b) above.
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          (e) Section 6(f) of the Employment Agreement is modified as follows: “The Cash Severance Payment shall be made twice monthly in accordance with the Company’s ordinary payroll practices in each of the twenty-four (24) months immediately following the month in which the Effective Date of Termination occurs, subject to the Executive’s execution of an effective release. At the time that payments are made under this Section, the Company shall provide the Executive with a detailed written statement setting forth the manner in which such payments were calculated and the basis for such calculations. Notwithstanding the foregoing, Cash Severance Payments shall immediately cease and no longer be payable if Executive violates any of the terms set forth in Sections 7 or 8 hereof. Such remedy shall be in addition to any and all other remedies available by law or equity.”
     2. The Company will reimburse Executive’s legal fees incurred in connection with the review and negotiation of this Agreement upon providing appropriate invoices evidencing the same; provided such amount shall not exceed five thousand dollars ($5,000). The Executive shall provide such invoices within sixty (60) days of the execution of this Release Agreement and the Company shall reimburse the Executive within thirty (30) days after received.
     3. The payments and benefits provided for in this Release Agreement, including the payments and benefits set forth in Section 6 of the Employment Agreement, as modified herein, are intended to comply with Section 409A of the Internal Revenue Code (“Code Section 409A”) and its corresponding regulations, or an exemption, to the extent applicable. Company shall make all payments under this Agreement in a manner permitted by Code Section 409A, to the extent applicable. All payments to be made upon a termination of employment under this Agreement that constitute “deferred compensation” within the meaning of Code Section 409A may only be made upon the Executive’s “separation from service” with the Company within the meaning of Code Section 409A and shall be delayed and paid in accordance with Section 6(g) of the Employment Agreement to the extent required to comply with Code Section 409A. For purposes of Code Section 409A, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the calendar year of a payment. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Code Section 409A.
     4. The Executive, on behalf of himself, his heirs, executors, administrators, and/or assigns, does hereby RELEASE AND FOREVER DISCHARGE the Company, together with its parents, subsidiaries, affiliates, partners, joint ventures, predecessor and successor corporations and business entities, past, present and future, and its and their agents, directors, officers, employees, shareholders, investors, insurers and reinsurers, representatives, attorneys, and employee benefit plans (and the trustees or other individuals affiliated with such plans) past, present and future (collectively, the “Company Releasees”), of and from any and all legally waivable causes of action, suits, debts, complaints, claims and demands whatsoever in law or in equity, whether known or unknown, suspected or unsuspected, which Executive, or his heirs, executors, administrators, and/or assigns, ever had or now has against each or any of the
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Company Releasees, from the beginning of time to the date of Executive’s execution of this Agreement, including, without limitation, any and all claims relating to Executive’s employment with Company or the termination of that employment, including, without limitation, claims under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1870, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, the New Jersey Wage Payment Act, the New Jersey Wage and Hour Law, the Florida Civil Rights Act of 1992, the Miami-Dade County Equal Opportunity Ordinance, the Florida Private Whistleblower Act, the Florida Wage Discrimination Law, the Florida Equal Pay Law, the Florida Minimum Fair Wage Standards Act, the retaliation provisions of the Florida Workers’ Compensation Law, and any and all other applicable federal, state or local constitutional, statutory or common law claims, now or hereafter recognized, including but not limited to, any claim for severance pay, bonus pay, sick leave, holiday pay, vacation pay, except for any relating to Company’s obligations under subsection (d) of Paragraph 1 hereof, life insurance, health or medical insurance or any other fringe benefit or disability, or any claims for economic loss, compensatory damages, punitive damages, liquidated damages, attorneys’ fees, other than with respect to Company’s obligations under Paragraph 2 hereof, expenses and costs, other than with respect to Company’s obligations hereunder. The Company hereby confirms that the Executive was (during the term of his employment with the Company) an “executive officer” of the Company. This Release Agreement shall not waive any rights to indemnification that the Executive may have pursuant to the Company’s bylaws or certificate of incorporation, as amended, and the Company shall continue to provide indemnification to the Executive to the extent consistent with the Company’s obligations under such bylaws and certificate of incorporation, or release the Executive’s rights, and the Company’s obligations, under this Release Agreement.
     5. The Executive expressly represents and warrants that the Executive is the sole owner of the actual and alleged claims, demands, rights, causes of action and other matters that are released herein; that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and that the Executive has the full right and power to grant, execute and deliver the general release, undertakings and agreements contained herein.
     6. Without additional compensation, the Executive shall cooperate and assist the Company Releasees and their counsel fully, as requested, in connection with any matter, including but not limited to, any pending or future: claim, investigation, inquiry, regulatory matter, administrative or judicial proceedings, arbitration, or litigation, relating to any matter in which he was involved (or is alleged to have been involved) while employed by the Company or any of the Company Releasees or of which he has knowledge by virtue of his employment at the Company or any of the Company Releasees. Such cooperation and assistance shall include, but not be limited to: i) meeting with and providing full, candid, and truthful information to the Company or any of the Company Releasees or their respective attorneys, representatives, or advisors; ii) providing depositions, testimony, or interviews; and iii) signing affidavits or other
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documents provided that they are factually accurate. The parties will endeavor to schedule such cooperation in a manner that is mutually convenient. The Company shall reimburse Executive for any out-of-pocket expenses he incurs as a consequence of his compliance with requests made by the Company under this Paragraph 6.
     7. (a) Executive acknowledges that he will be deemed an affiliate under SEC Rule 144 promulgated under the Securities Act of 1933, as amended, for a period of three (3) months from the Effective Date of Termination, and will remain subject to the Company’s insider trading policy until the later of: (i) the Company’s public release of its financial statements for the quarter ended September 30, 2007; or (ii) Executive is no longer in possession of material non-public information. Executive also hereby acknowledges and agrees that, notwithstanding the Company’s policies, Executive understands that he will remain subject to all federal and state securities laws and regulations. The Company agrees to file on Executive’s behalf all necessary Form 4s required by the SEC from the Executive for the full period the Executive is deemed to be an affiliate under SEC Rule 144.
          (b) The Company confirms that all options, restricted shares and restricted share units (“RSUs”) that have not vested as described in Exhibit One, attached hereto, shall vest upon the Effective Date of Termination. The Company shall deliver all restricted shares to Executive no later than five (5) business days after the expiration of the revocation period described in Paragraph 11 hereof, and all RSUs to Executive six (6) months and one (1) day after the Effective Date of Termination.
     8. Except as set forth herein, the Executive agrees not to make any written or oral statements about any of the Company Releasees external to the Executive that are disparaging. Nothing in this Release Agreement shall preclude the Executive from communicating or testifying truthfully (i) to the extent required or protected by law (as determined by the Executive in his sole discretion), (ii) to any state or federal governmental agency, (iii) in response to a subpoena to testify issued by a court of competent jurisdiction, (iv) in any action to challenge or enforce the terms of this Release Agreement, or (v) in the course of satisfying any of Executive’s obligations under Paragraph 6 hereof.
     9. Except as set forth herein, the Company agrees that it shall not authorize anyone to make written or oral statements, on its behalf, about the Executive external to the Company Releasees that are disparaging. For purposes of this Paragraph, written or oral statements made by employees who are not elected officers of the Company, members of the Company’s Executive Committee or the head of Investor Relations of the Company (each an “Executive Officer”), which were not expressly authorized by an Executive Officer of the Company, shall not be deemed to be statements by, or on behalf of, the Company, or constitute a violation of this Paragraph. Nothing in this Agreement shall preclude the Company from communicating or testifying truthfully (i) to the extent required or protected by law (as determined by the Company in its sole discretion), (ii) to any state or federal governmental agency, (iii) in response to a subpoena to testify issued by a court of competent jurisdiction, or (iv) in any action to challenge or enforce the terms of this Agreement.
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     10. Executive and Company each agree and acknowledge that this Release Agreement is not, and shall not be construed to be, an admission of any violation of any federal, state or local statute, ordinance or regulation, or of any duty owed by any Company Releasee to Executive or owed by Executive to any Company Releasee, or of any wrongdoing to Executive by any Company Releasee or to any Company Releasee by Executive.
     11. ACKNOWLEDGMENT BY EXECUTIVE. BY EXECUTING THIS RELEASE AGREEMENT, THE EXECUTIVE EXPRESSLY ACKNOWLEDGES THAT THE EXECUTIVE HAS READ THIS RELEASE AGREEMENT CAREFULLY, THAT THE EXECUTIVE FULLY UNDERSTANDS ITS TERMS AND CONDITIONS, THAT THE EXECUTIVE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE AGREEMENT, THAT THE EXECUTIVE HAS BEEN ADVISED THAT THE EXECUTIVE HAS 21 DAYS WITHIN WHICH TO DECIDE WHETHER OR NOT TO EXECUTE THIS RELEASE AGREEMENT AND THAT THE EXECUTIVE INTENDS TO BE LEGALLY BOUND BY IT. DURING A PERIOD OF 7 DAYS FOLLOWING THE DATE OF THE EXECUTIVE’S EXECUTION OF THIS RELEASE AGREEMENT, THE EXECUTIVE SHALL HAVE THE RIGHT TO REVOKE THE RELEASE AGREEMENT. IF EXECUTIVE DOES NOT SO REVOKE, THIS RELEASE AGREEMENT WILL BECOME A BINDING AGREEMENT BETWEEN EXECUTIVE AND THE COMPANY UPON THE EXPIRATION OF SUCH 7-DAY REVOCATION PERIOD. THIS RELEASE AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE EXPIRATION OF SUCH 7-DAY REVOCATION PERIOD.
     12. Together with the Employment Agreement, this Release Agreement contains the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, relating to the subject matter hereof.
     13. This Release Agreement shall be governed and construed in accordance with the laws of the State of New Jersey without regard to principles of conflict of laws.
Signature Page Follows on Next Page
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EXECUTIVE
/s/ David Natan
Date: 10/21/07

PHARMANET DEVELOPMENT GROUP, INC.
/s/ John P. Hamill
Name:	John P. Hamill
Title:	EVP and CFO
Date:	10/21/07

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